Exhibit 99.1

Schnitzer Announces Earnings Date and Preliminary Results For the Second Quarter of Fiscal 2012

PORTLAND, Ore.--(BUSINESS WIRE)--March 16, 2012--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) will report the financial results for its fiscal 2012 second quarter, which ended on February 29, 2012, on Thursday, April 5, 2012, and will webcast a conference call to discuss the performance at 11:30 a.m. Eastern on the same day. In advance of its full earnings release, Schnitzer is providing preliminary results for its second quarter of fiscal 2012.

Schnitzer expects fully diluted earnings per share for the second quarter to be approximately $0.28 - $0.35. Weaker market conditions resulted in segment operating margins that were lower than anticipated due to falling sales prices in the latter half of the quarter. The Company expects to report strong operating cash flows primarily as a result of a reduction in working capital levels due to sales volumes exceeding scrap purchase volumes which lowered inventories. Total debt to total capital is expected to approximate 27%, down from 31% at the end of the first quarter of fiscal 2012.

In our Metals Recycling Business, operating income per ferrous ton is expected to be $14-15, approximately 30% higher than the first quarter of fiscal 2012, but below the outlook in our first quarter earnings release primarily due to lower selling prices as a result of softer demand than anticipated in the latter part of the quarter. As expected, December was impacted by lower priced customer shipments that had carried over from the first quarter. Improved demand drove higher prices in January. However, the mild winter weather conditions coupled with the impact of weaker market conditions drove selling prices lower for February shipments. As a result, operating margins for the quarter as a whole were compressed. Despite seasonally weaker buying patterns, we shipped approximately 1.3 million ferrous tons and 165 million nonferrous pounds in the quarter due to strong production.

In our Auto Parts Business, operating margins are expected to be 10-11% due to the impact of the weaker selling prices for scrap and cores later in the quarter and higher vehicle purchase costs due to tight supply markets for end of life vehicles. Stronger parts sales and customer admissions benefitted from mild winter conditions. APB’s results include $2 million of additional legal costs which negatively impacted margins by 200 basis points.

In our Steel Manufacturing Business, volumes increased slightly from the first quarter as expected. However, operating results are expected to be slightly less than breakeven, approximating results in the second quarter of 2011.

While volatile pricing trends resulted in margin compression in the first half of fiscal 2012, long-term global demand for recycled steel continues to be strong as evidenced by the growth in US export activity, capacity expansions of electric arc furnaces, and increasing use of scrap metal to minimize environmental emissions. Schnitzer’s expanded operating platform is strategically positioned to benefit from strong global demand for recycled metals and realize enhanced operating leverage from investments in our North American supply chain and in nonferrous separation technologies.

The webcast of the call and the accompanying slide presentation may be accessed on the Schnitzer Steel website under the Investors section's Event Calendar at www.schnitzersteel.com/events. The call will be hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President and Chief Financial Officer.

Forward-Looking Statements

Certain statements contained in this news release are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and can be identified by the words "believe," "expects," and similar expressions. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; world economic conditions; world political conditions; our ability to match raw material intake and finished product output with demand; changes in income tax laws; government regulations and environmental matters; the impact of pending or new laws and regulations regarding imports into and exports from the United States and other countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; creditworthiness of and availability of credit to suppliers and customers; new accounting pronouncements; availability of capital resources; business disruptions resulting from installation or replacement of major capital assets; natural disasters and disturbances; and the adverse impact of climate change, including as a result of treaties, legislation or regulations, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K. These and other factors are outlined in our regulatory filings with the Securities and Exchange Commission, including those in our most recent Annual Report on Form 10-K for the year ended August 31, 2011. The forward-looking statements contained in this news release speak only as of this date, and we do not assume any obligation to update them.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 56 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 50 self-service facilities located in 14 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 106th year of operations in fiscal 2012. Schnitzer was named Scrap Company of the Year by American Metals Market's 2011 Awards for Steel Excellence. This award recognizes advancements rooted in pioneering and implementing business improvements that have delivered real change to the steel industry.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations: Alexandra Deignan, 646-278-9711
Media Relations: Chip Terhune, 503-367-2568
Website: www.schnitzersteel.com
Email: ir@schn.com